SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                          UNITED INDUSTRIAL CORPORATION
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                (Name of Registrant as Specified In Its Charter)


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                         [UNITED INDUSTRIAL LETTERHEAD]



                                                          September 18, 2002

Dear United Industrial Shareholder:

Your vote at the October 4, 2002 Annual Meeting of Shareholders is especially important this year. As we have previously written you, your Board's efforts to sell the Company may be jeopardized by a dissident shareholder's proxy fight. Steel Partners II, L.P., a hedge fund that owns approximately 10% of United Industrial's stock, is seeking to elect a second Steel Partners employee (in addition to Warren Lichtenstein, head of Steel Partners and a current director) to your Board.

Your Board has nominated Dick Erkeneff, United Industrial's President and CEO, and Paul J. ("Page") Hoeper, a former Assistant Secretary of the Army and Deputy Under Secretary of Defense, as its candidates. As President and CEO, Dick Erkeneff has presided over the Company's growth over the last seven years, including a 225% increase in its stock price from $5.87 on October 20, 1995 to $19.10 on September 18, 2002. Dick and Page both have extensive experience in the defense industry, and are actively engaged in the process now well underway of selling the Company.

Steel Partners would have you replace your CEO, Dick Erkeneff, on the Board with one of its employees.1 We strongly believe this would be harmful to shareholder interests because:

o It would enable a candidate with no apparent defense industry experience to replace your CEO as a director. In addition to stripping the Board of Dick Erkeneff's valuable perspective and expertise, the failure to reelect Dick, we believe, could undermine his credibility when he is actively involved in discussions and due diligence sessions with potential acquirers.

o It could disrupt and potentially derail the sales process now underway. As noted above, Dick Erkeneff is currently engaged in discussions with potential acquirers, while Page Hoeper, based on his 20 years in the defense industry, has been instrumental in initiating contacts with certain potential buyers. Although there can be no assurance, we believe that the best price for the Company can be obtained by leveraging their experience and contacts in the defense industry and maintaining continuity in the sales process.

o It would allow a 10% minority stockholder to gain a disproportionate one-third representation on the Company's Board.

We urge you to vote FOR the Board's nominees, Dick Erkeneff and Page Hoeper, by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope today.


               WE BELIEVE STEEL PARTNERS' PROXY FIGHT IS MISGUIDED
                      AND HARMFUL TO SHAREHOLDER INTERESTS

In his letter dated September 10, 2002, Mr. Lichtenstein, asks you to elect his nominee in order to "[s]end a strong message to the Board to actively pursue the prompt sale of UIC." But, this is exactly the path that United Industrial's Board is already pursuing. As you know, we have engaged Wachovia Securities to assist in selling the Company. On July 26, 2002, we concluded the divestiture of our transportation overhaul contracts, which we believe will allow us to realize the best sales price for our ongoing business.

Steel Partners criticizes our sale process. Based on the experience of our directors in the defense industry and the advice of our financial advisor, we believe that our ongoing sales process is the appropriate method for the sale of United Industrial. In fact, we are currently holding due diligence sessions and discussions with potential purchasers.

Unfortunately, we believe that Steel Partners' actions may actually hurt the sales process. Our nominees are playing important roles in that process and a failure to elect either one of them could, in our view, adversely affect that process. In addition, Steel Partners' proxy contest has itself required valuable Board and management time that could otherwise have been spent on the sales effort.

In our opinion, Mr. Lichtenstein should stand back and allow the Board to continue advancing the sales process without the harmful distraction of a proxy contest.

                   DON'T LET STEEL PARTNERS REPLACE YOUR CEO
                           WITH ONE OF ITS EMPLOYEES

As noted above, Mr. Lichtenstein would have you replace your CEO, Dick Erkeneff, on the Board with a Steel Partners employee.

Dick Erkeneff has 44 years of experience in the defense industry and is directly responsible for United Industrial's success in this sector, including the 225% appreciation in the Company's stock price since he became CEO in 1995. Dick, a significant shareholder in his own right, has extensive contacts in the defense industry and is currently playing an integral role in the Company's sales


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process, by marketing the Company to prospective purchasers and engaging in due diligence and other meetings with these parties.

By contrast, Steel Partners' nominee, Glen Kassan is a Steel Partners employee with no apparent defense industry experience. He has been a director or on the management teams of several public companies in which Steel Partners has invested, including U.S. Diagnostic Inc., Tandycrafts, Inc., WebFinancial Corporation, Gateway Industries, Inc., SL Industries, Inc. and Puroflow, Incorporated. As noted in our last letter, we believe that the performance and value of certain of these companies have deteriorated since Mr. Kassan and Steel Partners have become involved. For example, U.S. Diagnostic Inc., where Mr. Kassan has served as Chairman of the Board since March 27, 2001, is currently negotiating to sell all of its operating assets through a transaction that would require a voluntary Chapter 11 filing,2 while Tandycrafts, Inc., where Mr. Kassan has been a Director since November 2000, filed for Chapter 11 bankruptcy on May 15, 2001.


                      LETS SET THE RECORD STRAIGHT ON OUR
                              CORPORATE GOVERNANCE

While Steel Partners has argued that UIC's Board should be more independent, four of six of our directors, we believe, are independent as defined under both the recently enacted Sarbanes-Oxley Act of 2002 and the recently proposed New York Stock Exchange listing standards.3 Four of our directors receive no compensation from the Company except for their services as directors and have no other material relationships with the Company. Harold Gelb, Chairman of the Board, receives an additional payment for his service as the non-executive Chairman of your Board who does not report to the CEO. In keeping with "best practices" in the corporate governance area, your Board long ago separated the roles of Chairman and CEO because we believe this separation creates greater management accountability by having the Board led by an independent chair.



 IN OUR OPINION, STEEL PARTNERS HAS RAISED PERIPHERAL ISSUES THAT DISTRACT FROM
        THE REAL ISSUE--WHO WILL PRODUCE THE BEST VALUE FOR SHAREHOLDERS

In his letter, Mr. Lichtenstein takes issue with the Company's classified board of directors and advocates closing the New York office. Each of these issues is a distraction from the real issue: who is best qualified to lead the sales process forward and achieve the best price for the Company for all shareholders?


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
The fact is that the classification of the Company's Board, so that only one-third of the directors stand for election each year, was originally approved by our shareholders, and resolutions proposed by shareholders at our annual meetings in 1995, 1996 and 1997 to declassify the Board were rejected by our shareholders.


With respect to the New York office, the closing of this location would require near-term costs and management time to restructure operations, while any cost benefits would be achieved only over the long term. In the present context, we think a decision as to the future of the New York office can best be made by a potential buyer of our business.


                        VOTE THE WHITE PROXY CARD TODAY

We urge you to vote the WHITE proxy card for Dick Erkeneff and Page Hoeper today. Based on their experience, we are confident that Messrs. Erkeneff and Hoeper, together with the other members of the Board, are best qualified to lead the Company forward and conduct the sales process.

If you wish to change an earlier vote, you can do so by simply signing, dating and mailing the enclosed WHITE proxy card. If you have any questions, please do not hesitate to contact our proxy solicitors, Innisfree M&A Incorporated at 877-266-1890.

Thank you for your support.

/s/ Harold S. Gelb           /s/ Susan Fein Zawel        /s/ Joseph S. Schneider
Harold S. Gelb               Susan Fein Zawel            Joseph S. Schneider


            /s/ Richard R. Erkeneff           /s/ Paul J. Hoeper
            Richard R. Erkeneff               Paul J. Hoeper




IMPORTANT

If your shares are held in your own name, please sign, date and return the enclosed WHITE proxy card today.

If your shares are held in "Street-Name," only your broker or your bank can vote your shares.

Please direct the person responsible for your account to execute on your behalf a WHITE proxy card with a vote FOR Proposals 1, 2 and 3.


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
If you have any questions or need assistance in voting your shares, please call:



Innisfree M&A Incorporated
501 Madison Avenue 20th Floor
New York, New York 10022

Call Toll-Free (877) 266-1890
Banks and Brokers call collect (212) 750-5833



1. In his letter to United Industrial shareholders dated September 10, 2002, Mr. Lichtenstein urges "UIC to take action to cause its Board to be composed of a majority of clearly independent directors." He states that he believes that "Harold Gelb, Richard Erkeneff and Susan Fein Zawel are not independent directors" and that "the election of [his] nominee will cause a majority of the UIC Board to be independent only if he is elected to replace Richard Erkeneff." Mr. Lichtenstein further states that he believes that "there is no need for more than one management director on a six member Board." We see this as a call to replace our CEO on the Board based on an assertion that more independent directors are needed. However, as discussed on page 3 of this letter, four of our six directors are already independent, receiving no compensation from the Company except for their service as directors.

2. Aug. 19, 2002 U.S. Diagnostic Inc. Press Release

3. The Sarbanes-Oxley Act defines "independent" directors for audit committee purposes as persons who do not receive compensatory fees (other than directors' compensation) and who are not affiliated persons. Similarly, the NYSE proposals define "independent" directors generally to be those who the board of directors has determined have no material relationship other than as directors and, for audit committee purposes, to require that they receive no compensation from the Company other than for service as directors.

Except for the historical information contained herein, information set forth in this letter may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. The


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
Company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the Company and its various risk factors, reference is made to the Company's most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.
















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